Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc.

(A Nevada Corporation)

The Amended and Restated Bylaws (the “Bylaws”) of Sigma Labs, Inc. are hereby amended as follows:

1.The first sentence of the second paragraph of Article II, Section 2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) signed by the Chief Executive Officer or by such other person or persons as the Board of Directors shall designate, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder.”

2.The first sentence of Article II, Section 7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called only by the Chairman of the Board, the Chief Executive Officer, the Board of Directors or, in the absence of a Chief Executive Officer, the President.”

3.Article IV, Section 3 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, on twenty-four hours’ notice to each director, either personally, by telephone, by facsimile, by e-mail, by mail or by telegram; special meetings shall be called by the Chief Executive Officer, in the absence of a Chief Executive Officer, the President, or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director, in which case special meetings shall be called by the Chief Executive Officer, in the absence of a Chief Executive Officer, the President, or the Secretary in like manner or on like notice on the written request of the sole director.”

4.Article VIII, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“The officers of this Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, a President, a Secretary and a Treasurer. The Corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Articles of Incorporation or these By-Laws otherwise provide.”

5.Article VIII, Section 7 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. He shall preside at all meetings of the stockholders, and in the absence of the Chairman of the Board, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by the By-Laws.”

6.Article VIII, Section 8 of the Bylaws is hereby amended and restated to read in its entirety as follows:

"In the absence or disability of the Chief Executive Officer, the President shall perform all the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall have such other duties as from time to time may be prescribed for him or her by the Board of Directors."

7.A new Section 13 is added to the end of Article VIII of the Bylaws to read in its entirety as follows: “Section 13.

“The President shall perform all duties and have all powers which are delegated to him or her by the Board of Directors.”

8.The third sentence of Article IX, Section 1 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Such certificate shall be signed by the Chairman of the Board or the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.”

Except as amended hereby, the Amended and Restated Bylaws of Sigma Labs, Inc. shall remain in full force and effect.

I, Amanda Cola, hereby certify that the forgoing Amendment Number One to Amended and Restated Bylaws of Sigma Labs, Inc. was duly adopted by written consent of the Board of Directors of Sigma Labs, Inc., effective as of July 24, 2017.

/s/ Amanda Cola Name: Amanda Cola, Secretary